Exhibit 99.1

Media contact:	Investor contact:

Joseph Richardson + 1 330 490 5562 richarj2@diebold.com	John Kristoff + 1 330 490 5900 kristoj@diebold.com

FOR IMMEDIATE RELEASE:
July 21, 2003

STATE OF MARYLAND AWARDS DIEBOLD ELECTRONIC VOTING EQUIPMENT ORDER VALUED
AT UP TO $55.6 MILLION; LARGEST IN NATION’S HISTORY

     NORTH CANTON, Ohio – Diebold Election Systems, Inc., a wholly owned operating subsidiary of Diebold, Incorporated, has finalized an agreement for up to $55.6 million with Maryland officials to deliver touch-screen voting technology and related services throughout the remainder of the State. The contract, which is the largest-ever voting system agreement to date in the United States, includes approximately 11,000 Diebold touch-screen voting systems that will bring uniformity to elections throughout Maryland.

     Under terms of the Maryland agreement, product hardware will account for approximately $30 million in revenue in 2003, with the remainder of the order accounting for service and maintenance of the systems over the contract period.

     In March 2002, the State of Maryland purchased more than 5,000 Diebold electronic voting systems for approximately $17 million for use in four Maryland counties: Allegany, Dorchester, Montgomery and Prince George’s, home to approximately 35 percent of the state’s nearly three million registered voters. These four counties were the first in a state-mandated endeavor to implement a unified voting system throughout the state.

     Maryland, the first state in the country to begin implementation of a uniform state-wide computerized touch-screen voting system, is on the forefront of a nationwide “election reform” movement by replacing outdated election equipment with the new electronic systems that are more accurate, convenient and accessible to voters. “We are very pleased with the voter feedback we’ve received regarding the Diebold voting stations,” said Margaret Jurgensen, election director for Montgomery County, Maryland. “Voters in our county are particularly satisfied with the terminal’s ease-of-use and the option to vote in different languages.”

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PAGE 2/ STATE OF MARYLAND AWARDS DIEBOLD $55.6 MILLION ELECTRONIC VOTING
EQUIPMENT ORDER; LARGEST IN NATION’S HISTORY

     “This deal, combined with our previous successes, should give other states and counties enough confidence in our ability to provide the highest quality of product and service in the voting industry,” said Thomas W. Swidarski, senior vice president, Strategic Development & Global Marketing for Diebold. “We’re hopeful more states will consider a uniform approach to modernizing their legacy elections equipment,” added Swidarski, who also oversees Diebold Election Systems.

     Diebold is a global leader in providing technologically advanced, high-quality direct recording electronic (DRE) voting solutions to jurisdictions of all sizes, along with a comprehensive service and elections support capability that’s unmatched on a global scale. Diebold also offers a comprehensive solution that includes advanced technology, project management, training expertise and voter outreach programs. Diebold’s touch-screen system provides voters with a state-of-the-art design that represents a major leap forward in voting technology. The reliable and efficient system accurately and securely captures each vote.

     Each Diebold voting station is equipped with a 15-inch touch-screen monitor for easy use by voters, and is capable of supporting thousands of different ballot styles. Each station also provides full, private ballot access to blind and visually impaired voters using a voice-guidance system and a standard keypad.

     Some 33,000 Diebold voting stations were successfully used in locations across the country, including more than 22,000 throughout the state of Georgia, 4,000 in Alameda County, Calif., and 860 in Johnson County, Kan., among others, during the November 5, 2002 general election to assist millions of voters in exercising their most fundamental constitutional right on the most modern voting equipment in the nation.

     Diebold Election Systems is a wholly owned operating subsidiary of Diebold, Incorporated, a global leader in providing integrated self-service delivery and security systems and services. Diebold employs more than 13,000 associates with representation in more than 88 countries worldwide, and is headquartered in North Canton, Ohio, USA. Diebold reported revenue of $1.9 billion in 2002 and is publicly traded on the New York Stock Exchange under the symbol ‘DBD.’ For more information on Diebold Election Systems, Inc., visit the company’s Web site at www.dieboldes.com, or call 1-800-433-VOTE.

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